HILLS BANCORPORATION
                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                         Three Months Ended         Nine months Ended
                                            September 30               September 30
                                       -----------------------   -----------------------
                                          1996         1995         1996         1995
                                       ----------    ---------   ----------   ----------


Shares of common stock, beginning ..    1,463,604    1,463,319    1,463,604    1,463,319
    Shares issued during this period         --           --           --
                                       ----------   ----------   ----------   ----------
Shares of common stock, ending .....    1,463,604    1,463,319    1,463,604    1,463,319
                                       ==========   ==========   ==========   ==========



Weighted average number of shares ..    1,476,374    1,472,448    1,476,847    1,472,496
                                       ==========   ==========   ==========   ==========
    outstanding #



Earnings and Earnings per share:

    Net income (in thousands) ......   $    1,580   $    1,439   $    4,561   $    3,822
                                       ==========   ==========   ==========   ==========

    Earnings per common share ......   $     1.07   $      .98   $     3.09   $     2.60
                                       ==========   ==========   ==========   ==========


# Computation of weighted average number of shares include equivalent shares attributable to stock options granted in 1993, computed under the treasury stock method.